EXHIBIT 99

FORM 10-K ITEM 3. LEGAL PROCEEDINGS.

ITEM 3.   LEGAL PROCEEDINGS.

Jonathan Mittman, Steven Horowitz, Dina Horowitz and John Hannan
v. Rally's Hamburgers, Inc., Burt Sugarman, GIANT GROUP, LTD., Wayne M. Albritton, Donald C. Moore, Edward C. Binzel, Gena L. Morris, Patricia L. Glaser and Arthur Andersen LLP, (Civ. No. C-94-0039-L-(CS)).

   This putative class action, purportedly on behalf of the stockholders' of Rally's, alleging certain violations of the Securities Exchange Act of 1934, among other claims, with respect to Rally's common stock was filed in the United States District
Court for the Western District of Kentucky on January 24, 1994
(Civ. No. C94-0039-L(CS)) against GIANT, Rally's, certain Rally's present and former officers and directors and Rally's auditors.
In this action, plaintiffs allege certain violations of the Securities Exchange Act of 1934, as amended, among other claims, with respect to Rally's common stock and are seeking an unspecified amount of damages, including punitive damages. On February 14, 1994, a related lawsuit was filed by two other stockholders making the same allegations before the same court, known as Edward L. Davidson and Rick Sweeney v. Rally's
Hamburgers, Inc., Burt Sugarman, GIANT GROUP, LTD., Wayne M. Albritton, Donald C. Moore, Edward C. Binzel, Gena L. Morris, Patricia L. Glaser and Arthur Andersen LLP, (Civ. No. C-94-0087-L-S). On March 23, 1994, all plaintiffs filed a consolidated lawsuit known as Mittman, et al. v. Rally's Hamburgers, Inc., et al., (Civ. No. C-94-0039-L(CS)) (the "Mittman Actions").

    The Court denied plaintiffs' motion for class certifica-tion, "until such time as the issue of typicality of claims is further developed and clarified". The Court granted Mr. Sugarman's motion to strike certain scurrilous and irrelevant allegations, and directed plaintiffs to amend their complaint to conform to the Court's order. On April 15, 1994, Ms. Glaser and GIANT filed a motion to dismiss the consolidated lawsuit for lack of personal jurisdiction. The remaining defendants filed motions to dismiss for failure to state a claim upon which relief can be granted. On April 5, 1995, the Court denied these motions. (The Court struck plaintiffs' punitive damages allegations and required plaintiffs to amend their claims under Section 20 of the Securities Exchange Act of 1934, but otherwise the Court let stand the most recent version of plaintiffs' complaint at this juncture).

   Plaintiffs filed their second amended complaint on June 29, 1995, joining additional plaintiffs pursuant to stipulation of the parties.

   Plaintiffs renewed their motion for class certification on or about July 31, 1995. Defendants filed in opposition to this motion on or about October 31, 1995. That motion is currently pending.

   On or about October 3, 1995, plaintiffs filed a motion to disqualify Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro, LLP ("Christensen, White") as counsel for defendants based on a purported conflict of interest allegedly arising from the representation of multiple defendants as well as Ms. Glaser's position as both a Director of Rally's and a partner in Christensen, White. Defendants filed an opposition to the motion on October 27, 1995. That motion is currently pending.

   The Company denies all wrongdoing and intends to vigorously defend itself in this action. It is not possible to predict the outcome of this action at this time.

GIANT GROUP, LTD. v. William P. Foley, II, CKE Restaurants, Inc., Fidelity National Financial, Inc., William Davenport and Robert Martyn and related counterclaim entitled Fidelity National Financial, Inc. and William P. Foley, II v. GIANT GROUP, LTD., Burt Sugarman, Terry Christensen, David Gotterer and Robert Wynn, (Case No. SACV 95-1095 LHM (EEx)).

   On or about December 19, 1995, GIANT filed an action (the "Foley Lawsuit") in the United States District Court for the Central District of California against William P. Foley, II ("Foley"), CKE Restaurants, Inc., Fidelity National Financial, Inc. ("Fidelity"), William Davenport and Robert Martyn (collectively, "defendants"). A First Amended Complaint was subsequently filed on January 3, 1996. The First Amended Complaint alleges claims for federal securities law violations, fraud, conspiracy, breach of fiduciary duty and breach of contract and seeks both injunctive relief and damages.

   This action arises from an attempted hostile takeover of Rally's and GIANT, Rally's largest stockholder, by Fidelity and Foley, who indirectly own and/or control "Carl's Jr.", a competing fast-food restaurant chain. GIANT's complaint alleges that defendants engaged in various unlawful activities in their bid for Rally's and GIANT, including trading on non-public confidential and/or insider information, misappropriating confidential and proprietary information from Rally's and GIANT, and violating the disclosure requirements of Section 13(d) of the Securities Exchange Act of 1934. In particular, GIANT alleges that defendants violated the federal securities law by failing to identify all of the members of their "group" for purposes of disclosing the true extent of their holdings of GIANT, and by failing to disclose that the true purpose of their investment in GIANT is to obtain control of Rally's and GIANT, among other claims.

   In January 1996, Foley and Fidelity filed a counterclaim against GIANT and its directors, Burt Sugarman, Terry Christensen, David Gotterer and Robert Wynn, and subsequently amended their counterclaim to add additional allegations. Foley and Fidelity allege that GIANT's directors breached their fiduciary duties by adopting a stockholders rights plan, by causing GIANT to sell certain Rally's Senior Notes back to Rally's, by causing GIANT to repurchase certain amounts of its own stock pursuant to its stock repurchase program and by agreeing to the Exchange Offer. In addition, Foley and Fidelity allege claims for defamation against GIANT and one board member based on disclosures of the Foley Lawsuit in certain of GIANT's press releases. GIANT filed a motion to dismiss all counter-claims. In response to GIANT's motion, the court has required Foley and Fidelity to amend their counterclaim to attempt to cure the deficiencies raised by the motion to dismiss. The court stated that, "the Court will be inclined to consider the forthcoming Second Amended Counterclaims as counterclaim plaintiffs' last and strongest pleading. Therefore, if counter-claim defendants file a motion to dismiss the forthcoming Second Amended Counterclaims, and if warranted, the Court will dismiss any subject claims without leave to amend." On March 22, 1996, Foley and Fidelity filed Second Amended Counterclaims. GIANT is currently filing a motion to dismiss.

   GIANT and its directors deny all wrongdoing and intend to vigorously defend themselves in this action. It is not possible to predict the outcome of these actions at this time.

Harbor Finance Partners v. GIANT GROUP, LTD., Burt Sugarman, Mary
Hart, Michael M. Fleishman,  David Gotterer,  Patricia L. Glaser,
Willie D. Davis and John A. Roschman, (Civ. Act. No. 14834).

   On February 13, 1996, Harbor Finance Partners ("Harbor") commenced a derivative action, purportedly on behalf of Rally's, against GIANT, Burt Sugarman, Mary Hart, Michael M. Fleishman, David Gotterer, Patricia L. Glaser, Willie D. Davis and John A. Roschman in the Delaware Chancery Courts. Harbor named Rally's as a nominal defendant. Harbor claims that the directors and officers of both Rally's and GIANT, along with GIANT, breached their fiduciary duties to the public stockholders of Rally's by causing Rally's to repurchase certain Rally's Senior Notes at an inflated price. Harbor seeks unspecified damages along with the rescission of the repurchase transaction.

   GIANT denies all wrongdoing and intends to vigorously defend itself in this action. It is not possible to predict the outcome of this action at this time.

Michael Shores, et al. v. Burt Sugarman, David Gotterer, Terry
Christensen, Robert Wynn and GIANT GROUP, LTD., (Case No. BC
145108).

   On February 27, 1996, Michael Shores on behalf of himself and all other purported stockholders of the Company commenced a putative class action against the Company, and the Company's directors, Burt Sugarman, David Gotterer, Terry Christensen and Robert Wynn (the "Directors"). The complaint, filed in the Los Angeles County Superior Courts, alleges that the Directors breached their fiduciary duties by adopting a stockholders rights plan, by causing GIANT to sell certain Rally's Senior Notes back to Rally's, by causing GIANT to repurchase certain amounts of its own common stock pursuant to its stock repurchase program and by agreeing to the Exchange Offer. The complaint claims that these actions were undertaken to entrench management rather than for the benefit of the Company and its stockholders. The complaint seeks unspecified damages, injunctive relief and a recovery of attorneys' fees and costs.

   Although the Company and the Directors are not yet required to respond formally to these allegations, the Company denies all wrongdoing and intends to vigorously defend itself in this action. It is not possible to predict the outcome of this action at this time.